Exhibit 99.1

Thor Announces Regular Quarterly Dividend

ELKHART, Ind.--(BUSINESS WIRE)--March 15, 2018--Thor Industries, Inc. (NYSE:THO) today announced that its Board of Directors approved, at their March 15, 2018 meeting, the payment of a regular quarterly dividend of $0.37 per share.

The regular dividend is payable on April 13, 2018, to shareholders of record at the close of business on March 30, 2018.

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent the world’s largest manufacturer of recreational vehicles. For more information on the Company and its products, please go to www.thorindustries.com.

Forward-Looking Statements

This release includes certain statements that are “forward looking” statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements are made based on management’s current expectations and beliefs regarding future and anticipated developments and their effects upon Thor, and inherently involve uncertainties and risks. These forward looking statements are not a guarantee of future performance. We cannot assure you that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, raw material and commodity price fluctuations, raw material or chassis supply restrictions, the level of warranty claims incurred, legislative, regulatory and tax law and/or policy developments including their potential impact on our dealers and their retail customers, the costs of compliance with governmental regulation, legal and compliance issues including those that may arise in conjunction with recent transactions, lower consumer confidence and the level of discretionary consumer spending, interest rate fluctuations, the potential impact of interest rate fluctuations on the general economy and specifically on our dealers and consumers, restrictive lending practices, management changes, the success of new and existing products and services, consumer preferences, the pace of obtaining and producing at new production facilities, the pace of acquisitions and the successful closing and financial impact thereof, the potential loss of existing customers of acquisitions, the integration of new acquisitions, our ability to retain key management personnel of acquired companies, a shortage of necessary personnel for production, the loss or reduction of sales to key dealers, the availability of delivery personnel, asset impairment charges, cost structure changes, competition, the impact of potential losses under repurchase agreements, the potential impact of the strength of the U.S. dollar on international demand, general economic, market and political conditions, changes to investment and capital allocation strategies or other facets of our strategic plan, and other risks and uncertainties including those discussed more fully in ITEM 1A of our Annual Report on Form 10-K for the year ended July 31, 2017 and Part II, Item 1A of our quarterly report on Form 10-Q for the period ended January 31, 2018.

We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

CONTACT:
Thor Industries, Inc.
Bruce J. Byots
Senior Director of Investor Relations
(574) 970-7912
bbyots@thorindustries.com